Exhibit 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100698452-67
Filing Date and Time 09/15/2010 2:06PM
Entity Number C25630-1999

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

Cal Alta Auto Glass Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

3.

That pursuant to the authority conferred on the Board of Directors by the Corporation’s Articles of Incorporation, creating inter alia, a class of 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the corporation, and the Board of Directors desires to establish and fix the number of shares to be included in a new series of 6,000,000 shares of Preferred Stock and to fix the voting powers, designation, and relative, participating, optional and other special rights, and the qualifications, limitations and restriction of such shares as follows:

A.

Number of Shares; Designation. A total of 6,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as Supervoting Preferred Stock (the “Supervoting Stock”)

3.	Effective date and time of filing: (optional)	October 1, 2010
(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-08